Exhibit 99.1

Mobiquity Technologies & Mobile Roadie Announce Beacon Technology Partnership

Branded Apps Created On The Mobile Roadie Platform Will Support Hyper-Local Activation Triggered via Beacons With Mobiquity Networks SDK Integration

GARDEN CITY, N.Y., Nov. 18, 2014– Mobiquity Technologies, Inc. (OTCQB:  MOBQ) ("Mobiquity" or "the Company"), which has created the largest indoor shopping-mall based beacon network through an exclusive partnership with Simon Malls, is pleased to announce a partnership agreement with Mobile Roadie, one of the world’s largest mobile app and marketing platforms with clients in over 70 countries. By integrating the Mobiquity Networks SDK with the Mobile Roadie platform, Mobile Roadie clients will have the ability to add beacon campaigns to their existing mobile marketing applications, and will be able to leverage Mobiquity Networks’ public beacon network, making the partnership a perfect match.

Mobiquity Technologies operates the world’s largest indoor shopping mall-based beacon advertising and app engagement network. The current network footprint includes 200 premier U.S shopping malls and will grow to more than 240 mall locations in the coming months through Mobiquity's exclusive mall relationships. The network presently covers more than 3,000 unique retailers with over 20,000 storefronts with the ability of connecting via mobile devices to the hundreds of millions of consumers that visit these mall locations in any given month.

After its initial debut in April of 2009 with only a handful of apps, Mobile Roadie is leading the market with its build once, deploy everywhere technology. Today, Mobile Roadie has powered thousands of apps representing over 50 million users with its live apps in the Apple App Store and Google Android Market. Notable app clients include: The Wynn Las Vegas, Taylor Swift, The San Diego Zoo, the Dallas Mavericks and more. Mobile Roadie is headquartered in Los Angeles, with additional offices in London and Barcelona, creating the potential for a global expansion of the Mobiquity beacon network. Access to the beacon network capabilities will be delivered through an SDK that will become part of the Mobile Roadie technology platform. “Responding to many requests from our clients for a beacon solution, Mobile Roadie chose to work with Mobiquity Networks because of the scale of its installed network, quality of its platform and content management tools, as well as the ability for our clients to participate as both advertisers and publishers in the preeminent mall-based network,” said Michael Schneider.  “Additionally, Mobile Roadie clients will be able to use our platform and beacons provided by Mobiquity Networks to power their own private networks in their respective locations, which is ideal for our clients."

Dean Julia, Co-CEO for Mobiquity Technologies, added “The combination of these platforms is just an example how partnerships are being forged to drive value for everyone in the equation: the consumer, brands and our technology partnership.” The Mobiquity Networks SDK will be installed in the Mobile Roadie platform, and all current and future apps developed through Mobile Roadie will have the ability to opt in to the Mobiquity Network, giving them the ability to reach 200 premier mall destinations. Even if an app isn’t retail-specific, it can utilize Mobiquity Networks’ beacon location signals to ensure delivery of the most mall-relevant advertising units when a user is in the area.

Through the integration of Mobiquity Networks’ SDK into the mobile app of a retailer, brand or demographically relevant partner, companies can initiate a rich in-app experience, promotion or delivery of a proximity-based coupon or offer from the mobile app the instant a shopper’s app detects one of the network’s beacons. The secure consumer connection can occur from as close as one-foot up to 300 feet away, depending on pre-determined preferences. “Our relationship with Mobile Roadie and its impressive client base brings significant additional reach to advertisers. Additionally, the context provided by the network gives shoppers more value as their app experiences are made more expansive and relevant as they shop. With our network, retailers and brands have a unique ability to be in front of hundreds of millions of shoppers as they are making their purchasing decisions. We are looking forward to a prosperous relationship with our partner Mobile Roadie – it’s a win-win,” said Michael Trepeta Co-CEO of Mobiquity Technologies.

About Mobiquity Technologies

Mobiquity Technologies, Inc. (OTCQB:  MOBQ) ("Mobiquity"), a leading national location based mobile advertising network, has developed one of the largest consumer-focused proximity networks in the world.  Mobiquity's integrated suite of leading-edge location based mobile advertising technologies allows our clients to execute more personalized and contextually relevant experiences, driving brand awareness and incremental revenue. Mobiquity Technologies will continue to attempt to expand its location-based mobile advertising solutions to create "smart malls" in retail destinations across the U.S. using Bluetooth-enabled iBeacon technology.  Please visit the Company's corporate website at: www.mobiquitynetworks.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes of competition, possible loss of customers, and the company’s ability to attract and retain key personnel.

Contact:

For Media Inquiries:
Mobiquity Technologies
Jim Meckley
(516) 256-7766 x222
jim@mobiquitynetworks.com

For Investor Inquiries:
Legend Securities, Inc.
John Columbia
(718) 233-2677
jcolumbia@legendsecuritiesinc.com